Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES FIRST QUARTER RESULTS
Earnings Call to be held 7:30 am CT on Thursday, May 5, 2022
DALLAS, TX (May 4, 2022) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or "TPL") today announced its financial and operating results for the first quarter of 2022.
First Quarter 2022 Highlights
•Special dividend of $20 per share declared May 3, 2022, payable June 15, 2022, to stockholders of record as of June 8, 2022

•Quarterly cash dividend of $3.00 per share declared May 3, 2022, payable June 15, 2022, to stockholders of record as of June 8, 2022

•Net income of $97.9 million, or $12.65 per share (basic) and $12.64 per share (diluted)

•Revenues of $147.3 million

•Adjusted EBITDA(1) of $129.8 million

•Royalty production of 20.8 thousand barrels of oil equivalent per day

•Quarterly cash dividend of $3.00 per share paid on March 15, 2022

•At the end of the quarter, TPL's royalty acreage had an estimated 7.4 net well permits, 7.7 net drilled but uncompleted wells, 1.8 net completed wells, and 50.7 net producing wells.

(1) Reconciliations of Non-GAAP measures are provided in the tables below.

“With tailwinds of favorable commodity prices, strong production, and a debt-free balance sheet, we’re pleased to announce a $20 per share special dividend as our shareholders reap the windfall of supportive underlying fundamentals,” said Tyler Glover, Chief Executive Officer of the Company. “This special dividend is incremental to the $100 million share repurchase program we announced in March, and we will look to continue returning capital back to shareholders given the strength of the business and continued high commodity prices. Although we are seeing operators broadly facing some obstacles with supply-chain and other constraints, activity on our acreage remains robust and the overall outlook for the Permian Basin is favorable as producers continue to dedicate significant capital towards development.”

Financial Results for the First Quarter of 2022

The Company reported net income of $97.9 million for the first quarter of 2022, an increase of 95.6% compared to net income of $50.1 million for the first quarter of 2021.

Our total revenues increased $63.2 million for the first quarter of 2022 compared to the same period of 2021, largely driven by the $54.6 million increase in oil and gas royalty revenue. Our share of production was approximately 20.8 thousand barrels of oil equivalent ("Boe") per day for the first quarter of 2022 compared to 16.4 thousand Boe per day for the same period of 2021. The average realized price was $58.31 per Boe for the first quarter of 2022, compared to $35.04 per Boe for the comparable period of 2021. Water sales increased $5.9 million for the first quarter of 2022 compared to the first quarter of 2021 principally due to increased average pricing returning to pre-pandemic levels. Our revenue streams are directly impacted by development and operating decisions in the Permian Basin made by our customers and by commodity prices, among other factors.

Our total operating expenses of $23.0 million for the first quarter of 2022 increased $0.9 million compared to the same period of 2021. The Company recorded an accrual of approximately $2.0 million for ad valorem taxes, which was partially offset by decreases in salaries and related employee benefits, water service-related expenses, and legal and professional fees.

New Director Appointments and Update on the Evaluation of the Board Declassification Process

On April 19, 2022, TPL announced the appointments of Rhys J. Best and Karl F. Kurz to the Board of Directors (the "Board"), increasing the size of the Board to ten directors. Each of Mr. Kurz, who will serve the remainder of the board term vacated by Dana McGinnis in March, and Mr. Best, who will stand for re-election at the 2022 annual meeting of stockholders, brings decades of corporate leadership and industry experience.

The Company also announced on April 19, 2022 that the Nominating and Corporate Governance Committee is in the process of evaluating the possible declassification of the Board and has retained Delaware counsel to assist in the evaluation. This process includes a detailed review of the procedures required to declassify the Board in accordance with rules and guidance from the Securities and Exchange Commission and Delaware law, as well as the Company’s governance documents and any contractual obligations. The Nominating and Corporate Governance Committee expects to make a recommendation to the full Board in time for a proposal, if any, to be included in proxy materials for the Company’s 2022 annual meeting of stockholders.

Quarterly and Special Dividends Declared

On May 3, 2022, the Board declared a quarterly cash dividend of $3.00 per share and a special dividend of $20.00 per share, both payable on June 15, 2022 to stockholders of record at the close of business on June 8, 2022.

Stock Repurchase Program

On March 11, 2022, our Board approved a stock repurchase program to purchase up to an aggregate of $100 million of shares of our outstanding Common Stock. In connection with the stock repurchase program, the Company entered into a Rule 10b5-1 trading plan (the “Trading Plan”) that generally permits the Company to repurchase shares at times when it might otherwise be prevented from doing so under securities laws. The Trading Plan was subject to a 30-day blackout period and is now active. The stock repurchase program expires on December 31, 2022.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, May 5, 2022 at 7:30 a.m. Central Time to discuss first quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at http://www.TexasPacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13729211. The telephone replay will be available starting shortly after the call through May 19, 2022.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: the potential future impact of COVID-19 on the global and U.S. economies as well as on TPL’s financial condition and business operations; the initiation or outcome of potential litigation; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with TPL are also more fully discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You can access TPL’s filings with the SEC through the SEC website at http://www.sec.gov and TPL strongly encourages you to do so. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:

Investor Relations
IR@TexasPacific.com

FINANCIAL AND OPERATIONAL RESULTS
(dollars in thousands) (unaudited)

	Three Months Ended March 31,
	2022	2021
Our share of production volumes(1):
Oil (MBbls)	796	646
Natural gas (MMcf)	3,279	2,709
NGL (MBbls)	528	383
Equivalents (MBoe)	1,871	1,480
Equivalents per day (MBoe/d)	20.8	16.4

Oil and gas royalty revenue:
Oil royalties	$71,681	$34,249
Natural gas royalties	16,175	7,360
NGL royalties	16,316	7,924
Total oil and gas royalties	$104,172	$49,533

Realized prices:
Oil ($/Bbl)	$94.24	$55.53
Natural gas ($/Mcf)	$5.33	$2.94
NGL ($/Bbl)	$33.42	$22.36
Equivalents ($/Boe)	$58.31	$35.04

(1)	Term	Definition
	Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.
	MBbls	One thousand barrels of crude oil, condensate or NGLs.
	MBoe	One thousand Boe.
	MBoe/d	One thousand Boe per day.
	Mcf	One thousand cubic feet of natural gas.
	MMcf	One million cubic feet of natural gas.
	NGL	Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Oil and gas royalties	$104,172	$49,533
Water sales	18,820	12,956
Produced water royalties	14,870	12,549
Easements and other surface-related income	9,192	9,047
Land sales and other operating revenue	281	70
Total revenues	147,335	84,155

Expenses:
Salaries and related employee expenses	9,385	9,979
Water service-related expenses	2,782	3,298
General and administrative expenses	3,000	2,806
Legal and professional fees	1,719	2,212
Ad valorem taxes	2,010	—
Depreciation, depletion and amortization	4,126	3,838
Total operating expenses	23,022	22,133

Operating income	124,313	62,022

Other income, net	76	5
Income before income taxes	124,389	62,027
Income tax expense	26,489	11,975
Net income	$97,900	$50,052

Net income per share of common stock
Basic	$12.65	$6.45
Diluted	$12.64	$6.45

Weighted average number of shares of common stock outstanding
Basic	7,741,365	7,756,156
Diluted	7,742,710	7,756,156

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2022		2021
Revenues:
Land and resource management:
Oil and gas royalty revenue	$104,172	71%	$49,533	59%
Easements and other surface-related income	8,894	6%	8,187	10%
Land sales and other operating revenue	281	—%	70	—%
Total land and resource management revenue	113,347	77%	57,790	69%

Water services and operations:
Water sales	18,820	13%	12,956	15%
Produced water royalties	14,870	10%	12,549	15%
Easements and other surface-related income	298	—%	860	1%
Total water services and operations revenue	33,988	23%	26,365	31%
Total consolidated revenues	$147,335	100%	$84,155	100%

Net income:
Land and resource management	$81,156	83%	$39,513	79%
Water services and operations	16,744	17%	10,539	21%
Total consolidated net income	$97,900	100%	$50,052	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with the requirements of the SEC, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation, depletion and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis. We calculate Adjusted EBITDA as EBITDA excluding the impact of certain non-cash, non-recurring and/or unusual, non-operating items, including, but not limited to: employee share-based compensation, conversion costs related to our corporate reorganization in January 2021 and severance costs. We have presented EBITDA and Adjusted EBITDA because we believe that both are useful supplements to net income in analyzing operating performance.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021
Net income	$97,900	$50,052
Add:
Income tax expense	26,489	11,975
Depreciation, depletion and amortization	4,126	3,838
EBITDA	128,515	65,865
Add:
Employee share-based compensation	1,319	—
Conversion costs related to our corporate reorganization	—	1,973
Severance costs	—	2,000
Adjusted EBITDA	$129,834	$69,838